Exhibit 5.1

[Letterhead of White & Case LLP]

August 15, 2011

Wellpoint, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Ladies and Gentlemen:

We have acted as counsel for Wellpoint, Inc., an Indiana corporation (the “Company”), in connection with the issuance of $400,000,000 aggregate principal amount of the Company’s 2.375% Notes due 2017 and $700,000,000 aggregate principal amount of the Company’s 3.700% Notes due 2021 (collectively, the “Notes”), under an Indenture, dated as of January 10, 2006 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A (formerly the Bank of New York Trust Company, N.A.) and pursuant to a Registration Statement on Form S-3 (File No. 333-156098) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) on December 12, 2008, a Prospectus, dated December 12, 2008, forming part of the Registration Statement (the “Base Prospectus”), a Prospectus Supplement, dated August 10, 2011, relating to the Notes, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), an Underwriting Agreement dated August 10, 2011 (the “Underwriting Agreement”) among the Company, on the one hand, and Citigroup Global Markets Inc. and UBS Securities LLC as representatives of the several Underwriters named in the Underwriting Agreement (the “Underwriters”), on the other hand, and the related Terms Agreement, dated August 10, 2011 (the “Terms Agreement”), among the Company, on the one hand, and Citigroup Global Markets Inc. and UBS Securities LLC on the other hand.

In so acting, we have examined originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Base Prospectus, (iii) the Prospectus Supplement, (iv) the Indenture, (v) the Notes, (vi) the Underwriting Agreement, (vii) the Terms Agreement, (viii) such certificates of officers of the Company, and the originals (or copies thereof, certified to our satisfaction) of such corporate documents and records of the Company and (ix) such other documents, records and papers as we have deemed relevant in order to give the opinions hereinafter set forth. In this connection, we have assumed the genuineness of signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which we have not independently established.

Based upon the foregoing, it is our opinion that the Notes have been duly authorized, executed and delivered by the Company and, when duly authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and the Terms Agreement, will constitute valid and binding obligations of the Company entitled to the benefits provided by the Indenture, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether applied by a court of law or equity).

We do not express or purport to express any opinions with respect to laws other than the laws of the State of New York and the federal laws of the United States.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ White & Case LLP

KK: PR: JF

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